Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (together with the Company Disclosure Schedules (as defined below) and the other exhibits and schedules hereto, the “Agreement”) is effective as of March ___, 2016, by and among Native Games America, LLC, a Nevada Limited Liability Company (“Buyer”), and Plaor, Inc., a Delaware corporation (the “Company”), and CrowdGather, Inc., a Nevada corporation, which owns all of the issued and outstanding Common Shares (as defined below) of the Company (the “Seller”), Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article IX.

RECITALS

WHEREAS, the Seller is the beneficial and record owner of all of the issued and outstanding Common Shares of the Company (the “Equity Interests”); and

WHEREAS, the Company is engaged in the business of developing social, web and mobile games, (the “Business”); and

WHEREAS, the Seller desires to sell, and Buyer desires to purchase from the Seller, all of the Seller’s right, title and interest in and to the Equity Interests on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, and upon execution and delivery of this Agreement, Seller (“Seller”) shall sell to Buyer, and Buyer shall purchase from Seller, such number of the Company’s Common Shares as set forth on Schedule I attached hereto (the “Seller Shares”), for an aggregate purchase price as indicated on Schedule I attached hereto (the “Seller Purchase Price”).

1.2           Consideration. The Consideration shall be paid by Buyer for conveyance of Plaor, Inc.'s total outstanding stock (100%) together with all of the assets of the Company including source code passwords IP patents trademarks) etc., which consideration to be paid by Buyer is as follows:

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(a)          A lump sum, cash payment due upon signing the definitive agreements of $200,000 (the “Cash Payment”). The total cash payment due upon signing will be $180,000 and has been adjusted to account for $20,000 previously paid to the Seller in advance of signing; and

(b)          The assumption of $2,358,000 In debt and other liabilities owed by Seller or Company (the “Assumed Liabilities”); $1,836,000 (including accrued interest) of which is due to Peter Lee and associates, which debt was secured by binding loan agreements and promissory notes (the “Notes”) between those creditors (the “Creditors”) and the Seller tabled in the attached Annex O. The notes will be modified by a written Modification of Promissory Note and Assumption of Debt Agreement (the “Modification Agreement”) attached hereto as Annex P executed by the parties and the applicable Creditor, provided that the Modification Agreement provides at a minimum that: (i) Buyer will repay all Creditors in equal monthly installments over the 15 months following the closing of the share sale and purchase contemplated under this Agreement; (ii) Buyer shall assume all legal obligations under the Notes as modified by the Modification Agreement including without limitation maintaining the collateral contemplated by the Notes in favor of the Creditors in accordance with the provisions of the Notes. The remaining $522,000 in Plaor liabilities listed on Annex A will be paid according to schedules to be negotiated separately with each of the parties. Any liabilities not included here are strictly NOT assumed under this agreement.

(c)          A cash payment in the form of a promissory note, due to Seller from Buyer in the amount of $974,000 due in six (6) equal monthly payments beginning May 1, 2017 (the “Deferred Cash Payment”). The sum of the Deferred Cash Payment (Note) may be adjusted by credit to maker to the extent the Assumed Liabilities exceed $2,358,000. $950,000, or the full amount due whichever is less, of the Deferred Cash Payment plus interest of 8% per year will be paid directly to Vinay Holdings. Interest will be compounded quarterly and will begin accruing February 1, 2017.

(d)          The Assumed Liabilities and the Deferred Cash Payment will be guaranteed to Seller and collateralized from:

(i)           Slot Machine inventory: All slot machine inventory of the Buyer;

(ii)          Receivables: Each and every right of the Buyer to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, or of a loan, out of the overpayment of taxes or other liabilities, or any other transaction or event, whether such right to payment is created, generated or earned by the Buyer or by some other person who subsequently transfers his, her or its interest to the Buyer, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and other security interests) which the Buyer may at any time have by law or agreement against any account debtor or other person obligated to make such payment or against any property of such account debtor or other persons including, but not limited to, all present and future accounts, contract rights, chattel paper, bonds, notes and other debt instruments, and rights to payment in the nature of general intangibles;

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(iii)        Patents: U.S. Patents #7,575,513, #8,876,589 and #7,329,180; and

(iv)        Mega Fame Casino.

(e)          Collateral will be secured by a UCC-1. The collateral shall include (i) all substitutes and replacements for and proceeds of any and all of the foregoing property, and in the case of all tangible collateral, all accessions, accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or use in connection with any such goods and (ii) all warehouse receipts, bills of lading and other documents of titles now or hereafter covering such goods. Peter Lee and associates, creditors of the Assumed Liabilities, shall have first lien on the Collateral with CrowdGather’s rights subordinated.

1.3           Transfer Taxes, Fees and Expenses. Seller shall be responsible for and pay any and all excise, sales, value added, use, registration, stamp, recording, documentary, property, transfer and similar taxes, levies, charges and fees incurred in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Seller represents and warrants to Buyer that the following statements contained in this Article II are true and correct as of the date of this Agreement:

2.1           Title to Shares; Waiver of Options. Seller holds of record and beneficially owns the issued and outstanding Common Shares of Company set forth opposite such Seller’s name on Annex B, free and clear of all Liens, and encumbrances and has the sole right to transfer such Seller’s Common Shares to Buyer.

2.2           Authorization. Seller has full legal capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement has been, and each other Transaction Document to which the Company is a party has been or will be, duly executed and delivered by such Seller. This Agreement constitutes, and each other Transaction Document to which such Seller is a party constitutes or will constitute, when so duly executed and delivered, a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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2.3           No Conflict; Required Filings and Consents. The execution and delivery by such Seller of this Agreement does not, and the execution and delivery by such Seller of the other Transaction Documents to which such Seller is a party and the performance of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any Law applicable to such Seller or any of its respective Affiliates or by which any property or asset of such Seller or any of its respective Affiliates is bound or affected; (ii) Subject to the Seller satisfying its obligations under the Notes and to the Modification Agreements being fully executed among and between the parties and applicable Creditors, (iii) (A) require any consent or approval under or (B) give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract, or (vi) result in the creation of a Lien on any property or asset of Seller or any of its respective Affiliates. Subject to the Seller satisfying it obligations under the Notes and to the Modification Agreements being fully executed among and between the parties and applicable Creditors, the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the performance of this Agreement and such other Transaction Documents by such Seller will not, require any consent, approval, authorization or permit of or filing with or notification to, any third party, including, but not limited to, any Governmental or Regulatory Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith (the “Company Disclosure Schedule”), the Company and the Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article III in the Company Disclosure Schedule delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections.

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3.1.          Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Company is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Certificate of Incorporation of Company, as amended to date, each as currently in effect, have been made available to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2.          Intentionally Blank.

3.3.          Authorization. The Company possesses all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by the Company. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents which the Company is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been or will be, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes or will constitute, when so duly executed and delivered, a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4.          Title to Assets; Sufficiency of Assets; Condition of Assets. Except as set forth on Schedule 3.4 to this Agreement, the Company is the sole and exclusive legal, beneficial and equitable owner of all right, title and interest in and has good and marketable title to the assets used in the Business, none of which are subject to any Liens but some of which is collateral securing debt pursuant to the Notes. Except for Creditor interests pursuant to the Notes, no Person other than the Company has any interest in any of the assets used in the Business, except licenses of Non-Critical Software and Open Source Software. The assets used in the Business are, taken as a whole, suitable for the purposes for which they are being used by the Company and constitute all of the assets necessary for the operation of the Business as presently conducted by the Company. The assets used in the Business are in good operating condition (normal wear and tear excepted), and are fit in all material respects for use in the ordinary course of business.

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3.5.          No Conflict; Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of the other Transaction Documents to which the Company is a party and the performance of this Agreement and such other Transaction Documents will not, subject to the Seller satisfying it’s obligations under the Notes and to the Modification Agreements being fully executed among and between the parties and applicable Creditors, (i) conflict with or violate any provision of the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its respective Affiliates or by which any property or asset of the Company or any of its respective Affiliates is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract; (iv) result in the creation of a Lien on any property or asset of the Company or any of its respective Affiliates; or (v) cause the Company or any of its respective Affiliates to become subject to, or to become liable for the payment of, any Tax or other financial payment. Subject to the Seller satisfying it’s obligations under the Notes and to the Modification Agreements being fully executed among and between the parties and applicable Creditors, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, including any Governmental or Regulatory Authority.

3.6.          Financial Statements. The Company has delivered to Buyer true, correct and complete copies of the Financial Statements. Each of the Financial Statements (i) is accurate and complete in all material respects; (ii) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects); and (iii) presents fairly the financial condition, results of operations, stockholders’ equity and cash flow of the Company as of the dates and for the periods referred to therein, subject to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes. Neither the Company nor, to the Company's knowledge any service provider thereof has identified or been made aware of any fraud that involves the management of the Company or service providers of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller or any claim or allegation regarding any of the foregoing. Annex A sets forth all outstanding Indebtedness of the Company, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness.

3.7.          Absence of Undisclosed Liabilities. The Company has no Liability and there is no basis for any Action or Proceeding with respect to any Liability, except for Liabilities as set forth on Annex A attached hereto.

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3.8.          Absence of Certain Developments. Since the date of its incorporation, the Company has conducted the Business in the ordinary course of business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have an adverse effect. Since the date of its incorporation, the Company has not, (a) sold, leased, assigned, disposed of or transferred (including transfers to the Company or any of its respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business; (b) except as pursuant to the Notes mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens; (c) committed to make or authorized any capital expenditure; (d) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business; (e) except as pursuant to the Notes incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person; (f) entered into, amended, modified, accelerated or terminated any material Contract; (g) except as pursuant to the Notes granted, issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company; (h) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (or other equity securities), or entered into any agreement with respect to the voting of its capital stock (or other equity securities); (i) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership interests (or other equity securities); (j) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration; k) disclosed any trade secrets (including source code for any Company Product) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement; (l) except as pursuant to the Notes transferred (by way of a License, assignment or otherwise) to any Person any right to any Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property entered into with customers of Company products in the ordinary course of business on Company’s standard form agreements; (m) made loans or advances to, guarantees for the benefit of, or any investments in, any Person; (n) forgave any loans to directors, officers, employees or any of their respective affiliates; (o) (1) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (2) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (3) made any changes to cash management policies; (4) delayed or postponed the repair or maintenance of their properties; or (5) varied any inventory purchase practices in any material respect from past practices; (p) made, changed or revoked any material Tax election; settled or compromised any claim, notice, audit report or assessment in respect of material Taxes; changed any annual Tax accounting period, or adopted or changed any method of Tax accounting; filed any amended material Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a material Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or (q) agreed or committed to do any of the foregoing.

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3.9.          Intellectual Property.

(a)          Annex C contains a true and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) each patent and patent application; (ii) (A) each registered trademark, trade name or service mark and each trademark, trade name or service mark application, and (B) a list of all trademarks, trade names, or service marks that the Company has used or intends to use with the intent of creating or benefiting from any common law rights relating to such marks; (iii) each URL or domain name; (iv) each registered mask work; (v) each registered copyrighted work or application for copyright registration, (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental or Regulatory Authority, and (vii) any proceedings or actions pending as of the date hereof before any court, tribunal (including the PTO or equivalent authority anywhere in the world) or administrative panel relating to any of the Company Registered Intellectual Property.

(b)          Each item of Company Intellectual Property is valid, subsisting and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all assignments (and licenses where required) of the Company Intellectual Property have been duly recorded with the appropriate Governmental or Regulatory Authority. Annex D includes a true and complete list of all material actions that must be taken within 180 days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent required to protect and preserve the Company’s ownership rights in and to such Intellectual Property in accordance with all applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority.

(c)          The Company has no knowledge of any information that it has not shared with the Buyer which would preclude the Buyer from having clear title to any Company Intellectual Property.

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(d)          Annex E sets forth a true and complete list of all Licenses and other Contracts pursuant to which the Company has licensed or otherwise received rights under any Technology or Intellectual Property owned by a third-party (each, an “Inbound License”). Annex F sets forth all Licenses and other Contracts pursuant to which the Company has licensed or otherwise granted any rights under any Technology or Intellectual Property that is or was Company Intellectual Property (each, an “Outbound License”).

(e)          The Company has not (i) transferred ownership of or (ii) except pursuant to Outbound Licenses listed on Annex F, granted (and is not obligated to grant) to any other Person any License of or other right to use any Intellectual Property that is or was Company Intellectual Property or authorized any other Person to retain any right to use any Intellectual Property that is or was Company Intellectual Property, except as non-exclusive licenses of the Company Intellectual Property entered into with customers in the ordinary course of business.

(f)          The Company Intellectual Property, together with the Intellectual Property licensed to the Company under the Inbound Licenses, includes all the Intellectual Property used in, or held for use in, or necessary for the conduct of the Business as heretofore conducted, as presently conducted and as presently proposed to be conducted, including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products. The Company except as pursuant to the Notes (i) owns exclusively all right, title and interest in and to (A) the Company Registered Intellectual Property and Company Technology, and (B) all other Company Intellectual Property and Technology, in each case free and clear of any Liens; and (ii) has all right, title and interest in, to and under, or valid and enforceable rights under Contracts and Licenses to use, all other Intellectual Property and Technology used in, or held for use in, or necessary for the conduct of the Business as heretofore conducted, as presently conducted and as presently proposed to be conducted, including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products. All rights in any Intellectual Property and Technology licensed to the Company will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby. No Person other than the Company has any ownership right to (y) any improvement, modification or derivative work made by the Company in Intellectual Property or Technology which has been licensed to the Company, or (z) any improvement, modification, derivative work, or interface to any Company Intellectual Property.

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(g)          None of the Company Intellectual Property is required to be licensed or otherwise made available to any forum, consortium, standards body, or similar entity. The Company has not made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate the Company to grant licenses or other rights to, or otherwise impair its control of, any Company Intellectual Property, Company Technology or Company Products, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(h)          Except as set forth on Annex G, no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third-party software that itself incorporates Open Source Software) into any Company Products or used in connection with any of the Company Products, including in the development, testing or distribution thereof. For each item of Open Source Software that is incorporated in or used in connection with any of the Company Products, Annex G accurately identifies (i) the Open Source Software, (ii) the License for such Open Source Software, (iii) the Company Product in which such Open Source Software is incorporated or used, (iv) the manner in which such Open Source Software is incorporated or used, (v) whether (and, if so, how) such Open Source Software is modified by or for the Company, and (vi) whether such Open Source Software is distributed by or for the Company. The Company has not used and does not use any Open Source Software in a manner that (i) creates or imposes, or purports to create or impose, any obligation on the Company with respect to any Company Product, or (ii) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property, including by using any Open Source Software in a manner that requires, as a condition of use, modification or distribution of such Open Source Software, that other software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge or for a nominal charge.

(i)          Annex H lists all Licenses and other Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(j)          There is no License or other Contract between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and to the Company’s knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such License or Contract, or performance under such License or Contract, including with respect to any payment to be made or received by the Company thereunder.

(k)          The Company is not bound by, and no Company Intellectual Property or Company Technology is subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property or Company Technology anywhere in the world. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property or Technology to any other Person. The Company is not obligated to provide any consideration (whether financial or otherwise) or account to any third- party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company Intellectual Property, Company Technology, or Company Product.

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(l)          To the knowledge of the Company, no Person has interfered with, violated, infringed upon, misappropriated, or otherwise misused any Company Intellectual Property, or is currently doing so. The Company has not brought any Action or Proceeding for infringement or violation of Intellectual Property or breach of any License or other Contract involving Intellectual Property against any Person. There is no Action or Proceeding pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by the Company or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Intellectual Property. Neither the Company Intellectual Property nor the Company Technology is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental or Regulatory Authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting or otherwise affecting the rights of the Company with respect thereto.

(m)          The operation of the Business, including the Company’s past or current use of Company Intellectual Property or Company Technology, does not (and did not at any time): (i) to the Company’s knowledge, infringe or misappropriate the Intellectual Property rights of any Person, and the Company has not received any notice alleging any such infringement or misappropriation or other notice of Intellectual Property rights; (ii) violate any term or provision of any License or other Contract concerning such Intellectual Property; (iii) to the Company’s knowledge, violate any right of any Person (including any right to privacy or publicity); or (iv) constitute unfair competition or an unfair trade practice under any Law.

(n)          The Company has taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information in the possession of the Company. Without limiting the generality of the foregoing, to the Company’s knowledge: (i) there has been no misappropriation or disclosure of any trade secrets or other confidential Intellectual Property or Technology of the Company that is not pursuant to an appropriate confidentiality agreement; and (ii) there has been no disclosure by the Company or any employee, independent contractor or agent of the Company of any trade secrets or other confidential Intellectual Property or Technology of any other person that is protected by a confidentiality agreement in breach of that confidentiality agreement.

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(o)          The Company has a legal, valid and binding written agreement with each of its present employees and any consultant of the Company (an “Independent Contractor”), enforceable in accordance with its terms, and the Company entered into a legal, valid and binding written agreement with each of its former employees and Independent Contractors, pursuant to which each such employee or Independent Contractor has assigned, and the Company has obtained exclusive ownership of, all Intellectual Property created by such employee or, in the case of an Independent Contractor, an exclusive License (even as to such Independent Contractor) under or to such Intellectual Property, in the scope of his or her provision of services for, or employment by, the Company. The Company has provided to Buyer all confidentiality and non-disclosure agreements to which the Company is a party, including any and all amendments thereto.

(p)          All rights in, to and under all Intellectual Property and Technology created by or on behalf of the Company’s founders (i) for or on behalf or in contemplation of the Company (A) prior to the inception of the Company or (B) prior to their commencement of employment with the Company or (ii) presently embodied in, proposed to be embodied in, or distributed with the Company Products or utilized in the development, manufacture, use or support of the Company Products, has in each case been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company or Buyer with such cooperation as may reasonably be required to complete and prosecute all U.S. and foreign patent and copyright filings related thereto, where applicable.

(q)          No Company Intellectual Property, Company Technology, or Company Product is subject to any Order, Action or Proceeding, settlement, or “march in” right or similar right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property, Company Technology, or Company Product. No Company Intellectual Property, Company Technology, or Company Product is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any of its respective current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center in the development of any Company Intellectual Property, Company Technology, or Company Product, or (ii) the involvement in, contribution to, or creation or development of any Company Intellectual Property, Company Technology, or Company Product by any current or former director, officer, or independent contractor of or consultant to the Company who performed services for or held any position with any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center.

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(r)          Annex I contains a true and complete list of all Contracts pursuant to which the Company has: (i) provided the right to receive (whether contingent or otherwise) Deposit Materials to a third party; or (ii) deposited or may be required to Deposit Materials or other Technology in escrow so that a licensee or other Person might obtain access to it upon the occurrence of any release condition, in each case whether pursuant to an escrow arrangement or otherwise. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of any Deposit Materials or any material part thereof. Neither the execution nor the delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement will result in (or create any basis for) the release from escrow of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(s)          The Company Products do not (i) contain any Harmful Code which would materially adversely affect the use of the Company Products; or (ii) fail to substantially comply with any applicable warranty or other contractual commitment of the Company relating to the use, functionality, or performance of such Company Products. The Company Products comply in all material respects with all applicable standards of each standards body, forum and consortium that issues standards with respect to such Company Products and with the feature specifications and performance standards set forth in the Company Product data sheets and other Company Product specifications and warranties. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company or any Company Products in connection with such standards and specifications.

(t)          Subject to the Seller discharging its obligations under the Notes the parties and Creditors executing Modification Agreements, neither this Agreement nor any transaction or agreement contemplated by this Agreement, will result in or cause, with or without notice or the lapse of time or both, the granting by Buyer, its affiliates or the Company of any right or license with respect to any Intellectual Property to any Person pursuant to any License or other Contract to which the Company is a party or by which any of the Company’s assets and properties are bound. Following the Closing, subject to executed Modification Agreements, Buyer and their affiliates will be permitted to exercise all rights of the Company under such Contracts to the same extent as the Company would have been able to exercise the same had the transactions contemplated hereby not occurred, without payment of any additional amount or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay.

3.10.      Information Technology . The information technology systems used by the Company (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the Business, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Harmful Code, and (ii) the Company has in effect industry standard disaster recovery plans, procedures and facilities for the Business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. The Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

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3.11.     Privacy. The Company is, and has at all times been, in material compliance with (i) all applicable Laws regarding the protection, storage, use and disclosure of Personal Data, (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company and users of the Company Products, and (iii) Contracts (or portions thereof) between the Company and vendors, marketing affiliates, and other business partners, in each case in clauses (ii) and (iii), that are applicable to the use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). The Company has confidentiality agreements in place with all vendors or other Persons whose relationship with the Company involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of the Company, which agreements require such Persons to protect such Personal Data in a manner consistent with the Company’s obligations in the Privacy Agreements. No Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and is in the possession or control of the Company.

3.12.      Real Property. The Company has never and currently does not own any real property. Annex J (Leases of Realty) sets forth a true, correct and complete list of all real property and interests in real property leased or subleased (individually, a “Lease” and, collectively, the “Leases”) by the Company as lessee (individually, a “Company Property” and collectively as the “Company Properties”). The Company has a good, marketable and valid leasehold interest in each Company Property, subject only to Permitted Liens. The Company has previously made available to Buyer and/or its counsel true, correct and complete copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto as to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company or, to the knowledge of the Company, any other party to the Lease is in breach or default thereunder and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Buyer; and (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

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3.13.      Contracts. Annex K contains a list of each material Contract to which the Company is a party. The Company has no and is not bound by any oral Contracts. A true, correct and complete copy of each written material Contract has been made available to Buyer. With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Company’s material Contracts are valid, binding and enforceable against the Company (to the extent party thereto) and enforceable by the Company (to the extent party thereto) against the other parties thereto, in accordance with their respective terms. The Company (to the extent party thereto) has performed all obligations required to be performed by them under such material Contracts and the Company has not received any notice that it is in default under or in breach of any such material Contract. Prior to the date hereof, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such material Contract; (ii) to the Company’s knowledge, no other party to any such material Contract is in breach thereof or default thereunder and none of the Company or any Seller has received any notice of termination, cancellation, breach or default under any such material Contract; and (iii) except for negotiations with customers in the ordinary course of business, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the material Contracts with any Person and no such Person has made written demand for such renegotiation.

3.14.     Accounts Receivable. The accounts receivable set forth on the Latest Balance Sheet and all accounts receivable arising since the Latest Balance Sheet (together, the “Accounts Receivable”), represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The Accounts Receivable are not subject to defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Latest Balance Sheet and, in the case of Accounts Receivable arising since the Latest Balance Sheet, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Latest Balance Sheet.

3.15.     Insurance. Annex L sets forth and briefly describes (a) each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and businesses (including an indication of whether the coverage was on a claims made, occurrence or other basis) and (b) all claims of the Company that are currently pending or that have been made with an insurance carrier since the date of the Company’s incorporation. All of such insurance policies are in full force and effect and will continue in full force and effect in accordance with their terms following the consummation of the transactions contemplated by the Transaction Documents. No default exists with respect to the obligations of any of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by the Company to which the insurers have denied coverage or otherwise reserved rights. Since the date of the Company’s incorporation, the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance. The Company has no self-insurance or co-insurance programs.

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3.16.     Litigation. There are no, and since the date of the Company’s incorporation, there have not been any, Actions or Proceedings pending or, to the Company’s knowledge, threatened, against or affecting the Company (or pending or, to the Company’s knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to the Business), or pending or threatened by the Company against any third-party, at law or in equity, or before or by any Governmental or Regulatory Authority (including Actions or Proceedings with respect to the transactions contemplated by the Transaction Documents), and, to the Company’s knowledge, there is no valid basis for any of the foregoing. To the Company’s knowledge, the Company is not the subject of any governmental investigation or inquiry and, to the Company’s knowledge, there is no valid basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other Governmental or Regulatory Authority.

3.17.     Tax Matters. The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, the Company and the Business. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company or the Business is or may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company, or with respect to the Business, (whether or not shown on any Tax Returns) have been timely paid. Annex M sets forth each jurisdiction in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. Annex M sets forth each jurisdiction in which the Company collects, is required to collect or has been required to collect sales or use and value added Taxes. The Company has collected all sales and use and value added Taxes required to be collected and has remitted on a timely basis such amounts to the appropriate Tax Authorities (or has been furnished properly completed exemption certificates). No deficiencies for Taxes with respect to the Company or the Business have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or the Business. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or the Business. No issues relating to Taxes of the Company or with respect to the Business were raised by the relevant Tax Authority in any audit or examination that would reasonably be expected to result in Tax Liability with respect to the Business in a later taxable period. The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company or with respect to the Business for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not since expired, nor has any request been made in writing for any such extension or waiver. The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract. The Company has withheld and paid to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, and Seller of the Company or other Person. For purposes of this Section 3.18, any reference to the Company shall be deemed to include any predecessor of the Company or Person that merged with or was liquidated into the Company.

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3.18.     Compliance with Laws. Since the date of the Company’s incorporation, (i) the Company has conducted the Business in material compliance with all Laws relating to the operation and conduct of the Business or any of its properties or facilities; and (ii) the Company has not received notice (whether material or not) of any violation or alleged violation, or non- written notice of a material violation or alleged violation. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law relating to the operation and conduct of the Business or any of its properties or facilities. The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental or Regulatory Authority necessary for the Company to own, lease and operate its properties or to conduct the Business consistent with past practice (collectively, the “Permits”). All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company is in compliance with the foregoing without any conflict with the valid rights of others.

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3.19.     Employees. Neither the Company nor any of its Affiliates is or has been a party to any collective bargaining or similar agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Company’s knowledge, attempting to represent, any employee of the Company or any of its Affiliates. There are no unfair labor practice complaints pending against the Company or any of its Affiliates before any Governmental or Regulatory Authority nor, to the Company’s knowledge, are any such complaints threatened. To the Company’s knowledge, no employee, officer or executive has any present intention to terminate employment with the Company. No employee of the Company or its Affiliates is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company. Annex N contains a true and complete list of all current employees of each of the Company as of the date of this Agreement, and correctly reflects: (i) each employee’s name and date of hire or, if applicable, such employee’s commencement date of employment in the same work place; (ii) such employee’s position, full-time or part-time status, including each such employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) such employee’s monthly base salary or hourly wage rate, as applicable Affiliated Transactions. No Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company, or (ii) any other entity in any business arrangement or relationship with the Company; provided, however, that the passive ownership of securities listed on any national securities exchange representing no more than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (c) has any interest in any property, asset or right used by the Company or necessary or desirable for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business. The Company has no Liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related Liabilities and obligations incurred in the ordinary course of business.

3.20.     Disclosure. No representation or warranty of the Company or any Seller in this Agreement or any other Transaction Document, nor any statement or certificate furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement or any other Transaction Document, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. None of the Company, any Seller or any of their respective officers, directors, shareholders, managers or executive employees is aware of any facts pertaining to the Company or its business which has had or would reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement (including the Disclosure Schedules).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller that each of the statements in this Article IV is true, correct and complete.

4.1.     Organization; Corporate Power. Buyer is a Nevada company limited by shares that is duly organized, validly existing and in good standing under the laws of Nevada and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. Buyer possesses all requisite power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and carry out the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party.

4.2.     Authorization. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by Buyer. All actions and proceedings required to be taken by or on the part of Buyer to authorize and permit the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer. This Agreement constitutes, and each Transaction Document to which Buyer is a party will constitute, when so duly executed and delivered, a valid and binding obligation of Buyer, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.     No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement do not, and the execution and delivery of the other Transaction Documents to which Buyer is a party and the performance of this Agreement and such other Transaction Document by Buyer will not, conflict with or violate any provision of the organizational documents of Buyer.

4.4.     Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which Buyer is a party or that is otherwise binding upon Buyer.

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ARTICLE V

CLOSING

5.1.        Closing. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, Buyer shall execute (where applicable) and deliver to the Seller and the Company, as applicable:

(a)        a certificate executed by the secretary of the Company certifying (A) the Company’s articles of association (or equivalent document), and any amendments thereto, (B) certified copies of the Company’s bylaws (or equivalent document), (C) certified copies of the resolutions duly adopted unanimously by the Company and the Seller authorizing the Company’s and the Seller’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents and appointing such directors and officers of the Company as Buyer shall determine, and (D) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith;

(b)        evidence satisfactory to Buyer of the transfer of the Common Shares purchased and sold hereunder by certificate; and

(c)        such other instruments, documents and agreements as may be reasonably requested by Buyer.

5.2.        Representations and Warranties. Each of the representations and warranties of the Company contained herein (i) that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Seller at Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates), and (ii) that are qualified by materiality, material adverse effect, or similar phrases shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Seller at Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates). Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.2 (Authorization), 3.3 (Capitalization) and 3.9 (Intellectual Property) shall be true and correct in all respects.

5.3.        Performance of Covenants. The Company, the Representative and the Seller shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing (as applicable).

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5.4.        Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law or subject Buyer, its Affiliates, or the Company to any penalty or Liability (other than obligations of the Company specifically set forth in this Agreement and other than those resulting from any action or omission of Buyer) or other condition arising under any Law or imposed by any Governmental or Regulatory Authority or otherwise materially adversely affect Buyer’s right to directly or indirectly conduct the Business following Closing.

5.5.        Proceedings; Orders. (i) No Action or Proceeding shall be pending or threatened before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; and (ii) no investigation that could result in any such Action or Proceeding shall be pending or threatened; and (iii) no such injunction, judgment, order or decree has been entered and not subsequently dismissed or discharged with prejudice.

5.6.        Delivery of Closing Conveyances and Documents. The Company shall have delivered to Buyer the documents set forth in Section 5.1 and, each properly executed and dated as of the Closing Date if so required.

ARTICLE VI

INDEMNIFICATION

6.1.        Survival Periods.

(a)        All representations and warranties contained Article II of this Agreement shall survive the Closings for a period of seven years from the date of this Agreement, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents.

(b)        The parties hereto acknowledge and agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved. Any covenant, agreement or obligation set forth in any Transaction Document shall survive a closing hereunder until the date that such covenant, agreement or obligation has been fully performed in accordance with its terms.

6.2.        Indemnification of the Buyer Indemnified Parties.

(a)          Subject to the limitations set forth herein, Seller hereby agree, severally and not jointly, to indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, stockholders, managers, members, partners, employees, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the breach or inaccuracy of any representation or warranty contained in Article II of this Agreement, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach.

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(b)          Subject to the limitations set forth herein, Seller hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)          the breach or inaccuracy of any representation or warranty contained in Article III of this Agreement or any Transaction Document (or in any certificate delivered pursuant hereto or thereto by or on behalf of Seller or the Company to Buyer with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach;

(ii)         the breach, non-compliance or non-performance of any covenant, agreement or obligation of any of the Seller contained in this Agreement or any Transaction Document;

(iii)        any claim by any employee, officer, manager, member or Representative of the Company to indemnification or reimbursement by the Company in connection with any Losses arising out of or pertaining to matters existing or occurring at or prior to the Closing; or

(c)           Limitations.

(i)          No amount shall be payable to a Buyer Indemnified Party hereunder in satisfaction of any claim unless and until the aggregate Losses for a claim or series of like claims that are paid, incurred, sustained or accrued equal or exceed $50,000 (the “Threshold”), at which time the Seller shall indemnify the Buyer Indemnified Parties for the full amount of all Losses in respect of such claims from and including the first dollar of all such Losses but subject to the other limitation contained herein; provided, however, that the Threshold shall not apply to any Losses resulting from, arising out of or relating to breaches of the representations and warranties set forth in the Fundamental Representations, or the related sections and subsections of the Company’s disclosure schedules provided in connection herewith (in each case disregarding any materiality limitation therein) or the Covered Matters.

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(ii)         Notwithstanding anything to the contrary in this Agreement but subject to Section 6.4, each Seller’s liability for indemnification of Buyer Indemnified Parties under this Agreement shall not exceed 50% of the amount actually received by such Seller at the applicable Closing or at the first anniversary as of the date hereof (with respect to the Employees) pursuant to this Agreement, except for (i) Losses resulting from the breach of the representations set forth in Article II and in Sections 3.1 (Organization; Power), 3.2 (Authorization), 3.3 (Capitalization), 3.9 (Intellectual Property) and 3.23 (Brokerage) (in each case disregarding any materiality limitation therein), for which each Seller’s liability for indemnification of Buyer Indemnified Parties under this Agreement shall not exceed 100% of the amount actually received by such Seller at the applicable Closing pursuant to this Agreement, and (ii) Losses resulting from the Covered Matters, for which each Seller’s liability for indemnification of Buyer Indemnified Parties under this Agreement shall not exceed 100% of the amount actually received by such Seller at the applicable Closing pursuant to this Agreement.

(iii)        Recovery under this Article VIII shall constitute the sole and exclusive remedy for any breach of any representation, warranty, covenant, or agreement pursuant to or in any way related to this Agreement. For purposes of clarity, nothing in this Section shall limit Buyer’s right to seek equitable relief (including an injunction) to enforce its obligations under this Agreement.

6.3.        Indemnification of the Seller Indemnified Parties. Buyer agrees to indemnify Seller and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, Representatives, successors and assigns and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with (a) the breach or inaccuracy by Buyer of any representation or warranty made by Buyer in any Transaction Document (or in any certificate delivered pursuant hereto by Buyer to the Members or the Company with respect thereto) or (b) the breach, non-compliance or non-performance of any covenant, agreement or obligation of Buyer contained in any Transaction Document. The Buyer shall not indemnify the Seller for a breach of any guarantees the seller may provide in the Modification Agreement.

6.4.        Special Rules for Fraud and Intentional Misrepresentation. Notwithstanding anything in this Article VI to the contrary, in the event of any breach of a representation, warranty, covenant or agreement by any Seller that results from intentional misrepresentation or constitutes fraud, then, solely with respect to such Seller responsible for such intentional misrepresentation or fraud (i) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect without regard to any survival period set forth in Section 6.1, and (ii) the limitations to indemnification set forth in Section 6.2(c) shall not apply to any Loss that the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

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6.5.        Third-Party Claims. In the event a Buyer Indemnified Party receives notice (or is otherwise made aware) of any claim or demand (including the threat of such), or is served with a complaint, counterclaim or cross-claim in litigation (a “Third-Party Claim”), Buyer shall notify the Representative of such Third-Party Claim, and the Representative, as representative for the Seller, shall be entitled, at the sole cost and expense of the Seller, to participate in any defense of such Third-Party Claim. Buyer may not settle any Third-Party Claim, and determine the amount of any settlement payment or extent of any other liabilities incurred by way of such settlement without the prior written consent of the indemnifying parties, which consent shall not be unreasonably withheld. In settling any Third-Party Claim, Buyer shall not be deemed to be an agent of, and shall have no duty, including, without limitation, any fiduciary duty, duty of loyalty, duty of good faith or duty of disclosure, to the former shareholders.

6.6.          Manner of Payment. Any indemnification pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by Buyer within three Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

ARTICLE VII

DEFINITIONS

7.1.        Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular section of any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental or Regulatory Authority shall be deemed to include reference to any successor thereto.

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7.2.          Certain Definitions. “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

7.3.          Other Definitions.

(a)          “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(b)          “Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

(c)          “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(d)          “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company, used, or held for use, in or necessary for the conduct of the Business as heretofore or presently conducted, or material to the continued operation of the Company’s Business following Closing.

(e)          “Company Product” means all products, technologies and services sold, offered for sale, licensed by the Company, or otherwise made available by the Company or currently under development by the Company.

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(f)          “Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, filed in the name of, assigned to or applied for by, the Company, used, or held for use, in or necessary for the conduct of the Business as heretofore or presently conducted, or material to the continued operation of the Purchased Assets following Closing.

(g)          “Company Technology” means all Technology owned or purported to be owned by the Company.

(h)          “Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or any Seller (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third-party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any associated withholding taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, bonus, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements).

(i)          “Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or an Seller as an owner of equity securities of the Company, as the case may be, in the performance of duties for, or on behalf of, any Company Entity or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (a) internal business information of any Company Entity (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third-party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided that “Confidential Information” shall not include any information that the Seller can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Seller or a Person that Seller have direct control over to the extent such acts or omissions are not authorized by Seller in the performance of such Person’s assigned duties for Seller.

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(j)          “Contract” means any contract, commitment, agreement or other business arrangement (whether oral or written) including: (i) any distributor, sales, advertising, agency or manufacturer’s representative contract, (ii) any continuing contract for the purchase of materials, supplies, equipment or services over the life of the contract, (iii) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement, (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction, (v) any contract for capital, (vi) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract, (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, (viii) any contract with any person with whom the Company does not deal at arm’s-length, (ix) any contract that is not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination, (x) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, (xi) any agreement or contract relating to the use or occupancy of real property, or (xii) any employment, consulting, severance, change in control or similar agreement with any employee or other service provider of the Company.

(k)          “Deposit Materials” means any source code used in any Company Product or any related documentation.

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(l)          “Employee Benefit Plan” means any employee benefit plan and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) of the Company or any Affiliate, maintained, sponsored or contributed to by the Company or any Affiliate, or under which the Company or any Affiliate has or may have any obligation or liability, whether actual or contingent, including, without limitation, all personnel policy, collective bargaining, bonus (including transaction bonus), incentive compensation, stock option, restricted stock, phantom stock, stock unit, stock appreciation right, deferred stock, performance share, performance share unit, employee stock ownership, stock purchase, equity or equity-based phantom equity, deferred compensation, change in control, employment, consulting, retention, noncompetition, nondisclosure, vacation, holiday, sick leave, severance, retirement, supplemental retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria, adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, voluntary employees beneficiary, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation and other benefit or similar plan, policy, program, practice, agreement, understanding or arrangement, including any trust, escrow, funding, insurance or other agreement related thereto.

(m)          “Financial Statements” means the Profit and Loss Statement and Balance Sheet of the Company.

(n)          “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of any country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange and quotation service.

(o)          “Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

(p)          “Indebtedness” means as to any Person, the principal amount of (plus any related accrued and unpaid interest, penalties, fees, prepayment premiums, breakage costs and other charges related thereto) of (i) all indebtedness for borrowed money or other interest-bearing indebtedness owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by such Person, (ii) all letters of credit, performance bonds or bankers acceptances, (iii) indebtedness of any Person of the types described in clause (i) guaranteed, directly or indirectly, in any manner by such Person, (iv) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (v) all indebtedness secured by a security interest, pledge or mortgage on such Person’s assets, (vi) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, and (vii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions.

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(q)          “Intellectual Property” means (a) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (b) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (c) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression (including computer software, Open Source Software, source code, executable code, data, databases and documentation), (d) mask work rights and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (e) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), technology, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes (including manufacturing and production processes), and invention disclosures, (f) industrial designs (whether or not registered), (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefor, (h) URL and domain name registrations, (i) usernames in connection with online, mobile and computer platforms and services; (j) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (k) all rights in all of the foregoing provided by treaties, conventions and common law, (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (m) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

(r)           “Knowledge” means with respect to any Person the actual knowledge after due inquiry of any director, governing body member or executive officer of such Person.

(s)          “Law or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law in any country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

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(t)          “Liability” means all direct or indirect indebtedness, liabilities, assessments, claims, losses, damages, deficiencies, obligations or responsibilities, expenses (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, whether fixed or unfixed, choate or inchoate, known or unknown, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

(u)          “License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

(v)         “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable securities Law.

(w)          “Loss” damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements (including, without limitation, any amount of liability paid, incurred, or offset by way of settlement agreement or any other settlement consideration, whether liquidated in amount or not) and other losses (including lost profits and diminution in value, and consequential, special, incidental and other similar damages) and fees and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) in connection with any Action or Proceeding, Third-Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence (which with respect to breaches of any representations or warranties shall be no later than the Closing).

(x)          “Material Adverse Effect” means a materially adverse effect on the Company’s business, condition (financial or other), properties, prospects or results of operations, taken as a whole, whether as a result of an act of God, fire, flood, accident, casualty, war, labor disturbance, legislation or other event, occurrence or non-occurrence, or the ability of the Seller or the Stockholders to consummate the transactions contemplated by this Agreement.

(y)          “Non-Critical Software” means off-the-shelf software for use on personal computers licensed on a non-exclusive basis in object-code format that is made generally available on standard terms and that has an individual acquisition cost of United States $300 or less.

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(z)          “Open Source Software” means any Software (including source code, object code, libraries and middleware) that (a) contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models; (b) may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and/or (c) is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), Mozilla Public License or other similar licensing arrangements that (i) require, or condition the use or distribution of such software or derivatives thereof on, the disclosure, licensing, or distribution of any source code for any portion of such software or derivatives thereof or (ii) otherwise impose any limitation, restriction, or condition on the licensee’s right or ability to use, license or distribute any such software or derivatives thereof.

(aa)        “Option” means each option to purchase Common Shares.

(bb)        “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(cc)        “ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

(dd)        “Permitted Lien” means (a) any Liens for Taxes, assessments or other governmental charges not yet due and payable; and (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Properties so encumbered or the Company, taken as a whole.

(ee)        “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

(ff)         “Personal Data” means any data from which a living individual can be identified.

(gg)        “PTO” means the United States Patent and Trademark Office.

(hh)        “Registered Intellectual Property” shall mean all United States, international, foreign and other non-US Intellectual Property Rights that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental or Regulatory Authority.

(ii)          “Related Party” means (a) any officer, director, employee, stockholder or Affiliate of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

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(jj)          “Representatives” means officers, directors, employees, Affiliates, Associates, attorneys, investment bankers, financial advisers, agents and other advisors.

(kk)        “SEC” means the U.S. Securities and Exchange Commission.

(ll)          “Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

(mm)      “Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(nn)        “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, national health insurance, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(oo)        “Tax Authority” means any governmental agency, board, bureau, body, department or authority of any jurisdiction having or purporting to exercise jurisdiction with respect to any Tax.

(pp)        “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(qq)        “Technology” means copies and tangible embodiments of Intellectual Property, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, databases, invention disclosures, processes, prototypes, samples, studies, and all know-how and works of authorship.

(rr)         “Transaction Documents” means this Agreement and such other agreements necessary to consummate this transaction.

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ARTICLE VIII

 MISCELLANEOUS

8.1.         No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VIII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

8.2.         Entire Agreement. This Agreement, including the exhibits hereto and the Disclosure Schedules, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.3.         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the Company or Seller without the prior written consent of Buyer and any attempt to do so shall be void. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the transactions contemplated hereby, the Seller, the Company and Buyer agree that Buyer shall be entitled to assign their rights, duties and obligations hereunder, to any one or more Subsidiaries or Affiliates of Buyer, provided that no such assignment shall relieve Buyer from its duties and obligations under this Agreement.

8.4.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5.         Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.6.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

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If to Buyer (regardless of the identity of the entity holding the Shares):

Native Games America, Inc.

Jeff Martinez, Managing Member

6145 S. Rainbow Blvd., Suite 105

Las Vegas, NV 89118

If to the Company:

CrowdGather, Inc.

Attn: Sanjay Sabnani, CEO

20300 Venture Boulevard, Suite 330

Woodland Hills, CA 91364

If to the Seller or the Representative:

Plaor, Inc.

Attn: Sanjay Sabnani

448 South Hill Street

Los Angeles, CA 90021

All notices, instruments, documents and agreements required to be delivered to Buyer hereunder shall been given to Buyer in accordance with this Section 10.6 regardless of how the Common Shares acquired or by whom such Common Shares are held pursuant hereto are held.

8.7.         Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of Nevada.

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8.8.         Arbitration. Except for claims for injunctive relief, which may be sought from any court having jurisdiction any claim arising out of or relating to this Agreement and the Transaction Documents, including without limitation their respective validity, interpretation, enforceability or breach, and any related tort law theories, which are not settled by agreement between the parties, shall (a) first be submitted to good faith mediation between parties’ counsels, and (b) if mediation does not produce an agreed solution within thirty (30) days after notice of claim is first given, then either party may submit the dispute to arbitration in accordance with the provisions hereof. Any and all disputes, controversies or differences in opinion shall be finally resolved through arbitration in accordance with the arbitration rules and procedures of the Nevada Arbitration Association, by one arbitrator appointed in accordance with the said rules. Such proceedings shall take place in Las Vegas, Nevada and shall be conducted in the English language. Except as provided herein, each party agrees that such arbitration is its exclusive remedy and expressly waives any right to seek redress in any other forum. The fees of any mediator or arbitrator shall be borne equally by each party until the conclusion of any arbitration. The non-prevailing party in any arbitration shall reimburse the prevailing party for its reasonable attorneys, accountants and expert fees and related expenses and for the costs of the arbitration and mediation proceeding (including the fees of the mediator and arbitrator), unless the arbitrator finds that the prevailing party did not make a good faith effort to resolve the matter through mediation, in which case each party shall bear its own such expenses. The parties shall keep all matters relating to any dispute confidential. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action or Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any Action or Proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.6 hereof. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or to enforce any arbitral award or judgment in any court of competent jurisdiction. Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

8.9.         Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Buyer and the Representative. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

8.10.       Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.11.         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Delaware having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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8.12.       Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.13.       Construction. Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

8.14.       Disclosure Schedules. The Disclosure Schedules are hereby incorporated by reference into the sections in which they are directly referenced and nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder. The section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

8.15.       Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

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8.16.       Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and each party acknowledges that legal counsel for Mr. Peter Lee reviewed and revised this Agreement, and in doing so, only represented the interests of Mr. Peter Lee, and not the interests of any other party hereto. Further, each party represents and agrees with each other that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Plaor, Inc. (Company)

By:

Name:
Title:

CrowdGather, Inc. (Seller)

By:

Name:
Title:

Native Games America, LLC (Buyer)

By:

Name:
Title:

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ANNEX A

Plaor Assumed Liabilities

1)	Accounts Payable.

2)	Plaor related Chase credit card Balance

3)	Facebook Line of Credit

4)	Past due slot Partner royalties

5)	Accrued Plaor Employee Vacation Balance

ANNEX B

Common Shares of Plaor, Inc.

Name	Shares Owned
CrowdGather, Inc.	55,075,800

ANNEX C

Intellectual Property

Marks:

MEGA FAME CASINO

URLs:

Megafamecasino.com

Plaor.com

Plaor.org

Plaor.biz

ANNEX D

Intellectual Property Actions

None.

ANNEX E

Inbound Licenses

Type of Agreement	Licensor	Execution Date

Content Licensing Agreement	Misa Enterprises, LLC D/B/A 2 By 2 Gaming	02/20/2014

Content Licensing Agreement	Grover Gaming, Inc.	04/21/2014

Content Licensing Agreement	Multislot Limited	06/24/2014

Content Licensing Agreement	Lightning Box Games Pty Limited	06/26/2014

Content Licensing Agreement	Uzely SA D/B/A Multicommerce	05/05/2015

Content Licensing Agreement	Side City Studios, Inc	09/22/2014

NOTE: Executed copies of each of the above agreements are available in the data room.

ANNEX F

Outbound Licenses

None.

ANNEX G

Open Source Software

1)	Google Web Toolkit (GWT)

2)	Select Apache product libraries

ANNEX H

Licenses and Contracts with Obligations and Duties

Type of Agreement	Licensor	Execution Date

Content Licensing Agreement	Misa Enterprises, LLC D/B/A 2 By 2 Gaming	02/20/2014

Content Licensing Agreement	Grover Gaming, Inc.	04/21/2014

Content Licensing Agreement	Multislot Limited	06/24/2014

Content Licensing Agreement	Lightning Box Games Pty Limited	06/26/2014

Content Licensing Agreement	Uzely SA D/B/A Multicommerce	05/05/2015

Content Licensing Agreement	Side City Studios, Inc	09/22/2014

NOTE: Executed copies of each of the above agreements are available in the data room.

ANNEX I

Deposit Materials

None.

ANNEX J

Leases of Realty

Type of Agreement	Lessor	Execution Date

Lease Agreement for 12 Channel Street	Economic Development and Industrial Corporation of Boston	10/21/2013 (lease extension)

NOTE: Executed copies of the above agreement are available in the data room.

ANNEX K

List of Material Contracts

Type of Agreement	Third Party	Execution Date

Content Licensing Agreement	Misa Enterprises, LLC D/B/A 2 By 2 Gaming	02/20/2014

Content Licensing Agreement	Grover Gaming, Inc.	04/21/2014

Content Licensing Agreement	Multislot Limited	06/24/2014

Content Licensing Agreement	Lightning Box Games Pty Limited	06/26/2014

Content Licensing Agreement	Uzely SA D/B/A Multicommerce	05/05/2015

Content Licensing Agreement	Side City Studios, Inc	09/22/2014

Lease Agreement for 12 Channel Street	Economic Development and Industrial Corporation of Boston	10/21/2013 (lease extension)

NOTE: Executed copies of each of the above agreements are available in the data room.

ANNEX L

Insurance Policies

1)	General liability policy (J Walsh Insurance Agency)

2)	Worker’s compensation policy (J Walsh Insurance Agency)

ANNEX M

Tax Authorities

1)	Internal Revenue Service

2)	Delaware

3)	Massachusetts

ANNEX O

Creditors of Seller Pursuant to Loan Agreements and Promissory Notes

Name	Date	Original Principal	Principal Amount as of Date of Agreement
Genesis Maintenance	11/20/14	$150,000	$169,500
Bosko Djordjevic	11/21/14	$100,000	$113,000
Benjamin Yeung	12/1/14	$165,000	$186,450
Jane Young	12/1/14	$165,000	$186,450
Peter Lee	12/3/14	$770,000	$870,100
Peter Lee	12/1/14	$200,000	$226,000
Peter Lee	7/16/15	$50,000	$52,500

ANNEX P

FORM OF WAIVER AND RELEASE

WHEREAS CrowdGather, Inc. (“CrowdGather”), the Holder identified below, and Native Games America, LLC entered into a Modification of Promissory Note and Assumption of Debt Agreement dated March , 2016 (“Modification Agreement”) whereby CrowdGather and the Holder assigned CrowdGather’s rights and obligations under those certain Notes described below; and

WHEREAS Native Games America, LLC agreed to assume those rights and obligations including without limitation the debt and repayment obligations set out in those Notes as modified by the Modification Agreement.

The parties agrees as follows:

1. For and in consideration of certain benefits, detriments and promises, and ten dollars ($10.00) and other good and valuable consideration, the adequacy of which is hereby acknowledged, the undersigned party, Holder of a certain Note hereinafter referenced, waives and releases forever any and all claims or assertions for interest accruals, promissory notes, note balances, cash advances, loans, or any financial obligations whatsoever, of or against CrowdGather, Inc. a Nevada corporation under the following Promissory Notes which are secured on property of CrowdGather:

Holder:	Date:	Amount:

2.          This Waiver and Release shall only come into force and be of effect if and when the Modification Agreement has been fully and duly executed by all parties.

3.          This Waiver and Release shall be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of law relating to conflict of laws.

Holder:	CrowdGather, Inc.:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

ANNEX Q

FORM OF MODIFICATION OF PROMISSORY NOTE

AND ASSUMPTION AGREEMENT

MODIFICATION OF PROMISSORY NOTE

AND ASSUMPTION AGREEMENT

1.	This documents amends and modifies that Promissory Note (the “Note”) dated _______, 201_, by and between CrowdGather, Inc., (“CrowdGather”) and ________________________(“Holder”), which was executed in the amount of $___,000 USD.

2.	This document also assigns all of CrowdGather’s rights and obligation under the Note to Native Games America, LLC who also assumes all said rights and obligations by way of this document.

3.	For and in consideration of the mutual benefits, detriments and promises, and the covenants hereinafter recited, the legal sufficiency of which is mutually acknowledged, the parties agree and acknowledge that CrowdGather is conveying any interest it has in the assets securing the Promissory Note to Native Games America, LLC.

4.	The Holder and CrowdGather hereby assign to CrowdGather all rights and obligations under the Note to Native Games America, LCC.

5.	Native Games America, LLC hereby assumes all of the obligations in the Note of the Company (as that term is defined in the Note) and agrees to pay the Note, as modified by this instrument, and agrees to indemnify and defend CrowdGather, Inc. from any liability thereunder.

6.	The Note is modified as follows:

(a)	The Note Maturity date is set to September 30, 2017;

(b)	Native Games America, LLC will pay to Holder fifteen (15) equal payments of $____ each month commencing July 31, 2016; and

(c)	Native Games America, LLC will pay to Holder interest at a rate of 8% per year. Payments will be made quarterly to Holder on the outstanding balance of the Note on the date of the interest payment.

7.	The parties agree and acknowledge that the Holder shall maintain the Collateral, as that term is defined at the end of this paragraph, as security against sums lent pursuant to the Notes until those Notes have been paid in full. The Holder shall have first lien on the Collateral with CrowdGather’s rights subordinated, shall have first right to register any charges in any relevant property registry before CrowdGather and in priority of CrowdGather. Until all the Notes have been repaid in full to the Holder pursuant to their terms, CrowdGather agrees not to proceed against the Collateral or register any charges on or against any of the Collateral without first obtaining the consent of the Holder, such consent not to be unreasonably withheld, and shall cooperate with the Holder’s reasonable instructions, to preserve the Holder’s priority ranking, prior to taking such actions. Collateral shall have that meaning ascribed to it in the Purchase and Sale Agreement entered into by and between CrowdGather and Native Games America, LLC, dated March ___, 2016.

MODIFICATION OF PROMISSORY NOTE AND ASSUMPTION AGREEMENT	1

8.	All other terms and conditions of the Note shall remain of full force and effect.

9.	In the event of a conflict between this document and the Note, the terms and conditions of this document shall govern but only to the extent of the subject matter hereof, otherwise the terms and conditions of the Note shall govern.

10.	The execution of this Agreement shall be a condition precedent to the Holder waiving and releasing CrowdGather, Inc from any and all liability whatsoever under the Promissory Note, which the Holder agrees to do by separate instrument following execution of this one.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of law relating to conflict of laws.

Dated this _______day of ________, 2016

AGREED:

Holder:	CrowdGather, Inc.:

By:	By:

Name:	Name:
Title:	Title:

Native Games America, LLC:

By:

Name:
Title:

MODIFICATION OF PROMISSORY NOTE AND ASSUMPTION AGREEMENT	2